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                                                                    Exhibit 12.2

                             Paine Webber Group Inc.
                Computation of Ratio of Earnings to Fixed Charges
                            (In thousands of dollars)

                                                   Three Months                       Years Ended December 31,
                                                  Ended March 31, ------------------------------------------------------------------
                                                       1996          1995          1994          1993          1992          1991
                                                    ----------    ----------    ----------    ----------    ----------    ----------
Income before taxes                                 $  154,616    $  102,677    $   44,385    $  407,576    $  339,115    $  226,247
                                                    ----------    ----------    ----------    ----------    ----------    ----------

Fixed charges:

  Interest                                             467,391     1,969,811     1,428,653     1,130,712       879,242     1,056,124

  Interest factor in rents                              15,119        59,491        51,102        50,133        45,962        43,804
                                                    ----------    ----------    ----------    ----------    ----------    ----------

  Total fixed charges                                  482,510     2,029,302     1,479,755     1,180,845       925,204     1,099,928
                                                    ----------    ----------    ----------    ----------    ----------    ----------

Income before taxes and
  fixed charges                                     $  637,126    $2,131,979    $1,524,140    $1,588,421    $1,264,319    $1,326,175
                                                    ==========    ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges                         1.3           1.1           1.0           1.3           1.4           1.2
                                                    ==========    ==========    ==========    ==========    ==========    ==========



For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.